                                                                       EXHIBIT J


                              TAX ESCROW AGREEMENT

         TAX ESCROW AGREEMENT, dated as of ________, 2000, among Siemens Corporation, a Delaware corporation ("Siemens"), Entex Information Services, Inc., a Delaware corporation (the "Company"), ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as escrow agent (the "Tax Escrow Agent"), and Dort A. Cameron, III (or such successor person selected as Stockholders' Representative pursuant to the Merger Agreement (as defined below) the "Stockholders' Representative").


                                    RECITALS

         A. This Agreement is being entered into pursuant to an Agreement and Plan of Merger dated as of March 13, 2000 (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement) among Siemens, Emilia Acquisition Corp., a Delaware corporation ("Acquisition"), and the Company in order to provide for the deposit with the Tax Escrow Agent of funds that will be held and disbursed, as hereinafter provided and as provided in the Merger Agreement, to make payments to Siemens and (to the extent of any remaining funds) to make payments to certain former holders of Company Common Stock.

         B. For purposes of clarification, the funds deposited with the Tax Escrow Agent pursuant to this Agreement are intended to provide Siemens with indemnification from and protection against potential Losses resulting from the outcome of the matters described in that certain revenue agent report (the "RAR") that was submitted to the U.S. Congressional Joint Committee on Taxation (the "Joint Committee") on January 5, 2000, a copy of which is attached hereto as Exhibit A, and certain state and local tax matters related thereto (collectively, the "Tax Matters"), following the audit of the Company with respect to its fiscal 1994, 1995 and 1996 tax years (collectively, the "Audited Tax Years"), conducted by the Internal Revenue Service (the "IRS").

         C. The parties have procured and paid for certain insurance policies, copies of which are attached hereto as Exhibit B (collectively, the "Insurance Policies"), to provide indemnification and protection against potential Losses resulting from the Tax Matters in excess of, and in certain circumstances in place of, the funds deposited hereunder, and intend to clarify their rights with respect to participation in and control of all actions, proceedings and claims relating to the Tax Matters.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. Appointment of the Tax Escrow Agent; Deposit of Tax Escrow Amount. Siemens, the Company and the Stockholders' Representative hereby constitute and appoint the Tax Escrow Agent as, and the Tax Escrow Agent hereby agrees to assume and perform the duties of, escrow agent under and pursuant to this Agreement. The Tax Escrow Agent acknowledges receipt of an executed copy of the Merger Agreement and copies of the RAR and the Insurance Policies. Pursuant to the Merger Agreement, funds in the amount of _________________ ($__________) (the "Tax Escrow Amount") have been or are to be deposited with the Tax Escrow Agent by Siemens.

         2. The Tax Escrow Fund. The Tax Escrow Amount and all earnings thereon (the Tax Escrow Amount and all such earnings being referred to herein together as the "Tax Escrow Fund") shall be held by the Tax Escrow Agent as a trust fund in a separate account maintained for the purpose, on the terms and subject to the conditions of this Agreement. The Tax Escrow Fund shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in this

Agreement. Except as set forth in Section 8 hereof, amounts held in the Tax Escrow Fund shall not be available to, and shall not be used by, the Tax Escrow Agent to set off any obligations of Siemens, the Company, the Stockholders' Representative or any former holder of Company Common Stock owing to the Tax Escrow Agent in any capacity.

         3. Investment of the Tax Escrow Fund; Taxes.

         (a) Unless otherwise directed in writing by Siemens and the Stockholders' Representative, the Tax Escrow Agent shall invest and reinvest all cash funds held from time to time as part of the Tax Escrow Fund, in bonds or other fixed-income securities, the interest on which is not subject to U.S. federal income tax (including alternative minimum tax) or to New York City or New York State income tax; or if such securities are not available for purchase, in obligations of, or guaranteed by, the government of the United States of America or any State thereof or the District of Columbia, or agencies of any of the foregoing, having maturities of not greater than 90 days (or, if earlier, the Termination Date (as hereinafter defined)); provided that such bonds or other obligations are rated at least A by Moody's Investors Service, Inc. ("Moody's") and A by Standard & Poor's Corporation ("S&P").

         (b) It is not anticipated that Taxes will be payable in respect of earnings on the Tax Escrow Fund; however, to the extent that such Taxes are payable, they shall be the obligation of and shall be paid when due by Siemens but Siemens shall be entitled to be reimbursed the amount of any and all such Tax payments from the Tax Escrow Fund in accordance with Section 5(a). The Tax Escrow Agent shall have no duty or obligation with respect to notifying any party of any taxes due or monitoring the payment of any taxes. Siemens hereby agrees to indemnify and hold harmless the Tax Escrow Agent from and against any liability arising from such taxes, including any failure to pay such taxes.

         4. Claims Against the Tax Escrow Fund. On the Release Date (as hereinafter defined), Siemens will deliver to the Tax Escrow Agent a certificate in substantially the form of Annex I attached hereto (a "Resolution Certificate"). The Tax Escrow Agent shall give written notice to the Company and the Stockholders' Representative of its receipt of the Resolution Certificate not later than the second business day next following receipt thereof, together with a copy of such Resolution Certificate.

For purposes of this Agreement, the term "Release Date" shall mean the first to occur of (i) the date the Company receives a refund of all or any portion of the amounts claimed in the RAR; provided such refund has been approved by the Joint Committee; (ii) the date the Company and the IRS reach a settlement or compromise of all open issues between the Company and the IRS with respect to the Audited Tax Years that is fully effective and requires no further governmental authorization, whether or not such settlement or compromise closes the applicable statute of limitations with respect to the Audited Tax Years, and any agreed upon refunds are received by the Company and/or any agreed upon assessments by the IRS, along with any assessments relating to Other Income Tax (as defined in the Insurance Policies) resulting solely from the settlement or compromise with the IRS have been paid; and (iii) the date that is 15 business days after the final expiration of all limitation periods (as extended or tolled) applicable under the Code with respect to the Audited Tax Years.

         5. Release of Tax Escrow Fund.

         (a) Earnings Tax Release. To the extent that Taxes in respect of earnings on the Tax Escrow Fund become due and payable by Siemens prior to the Termination Date (as hereinafter defined), Siemens shall notify the Stockholders' Representative and the Tax Escrow Agent and upon receipt of such written notice executed by Siemens and the Stockholders' Representative, the Tax Escrow Agent shall pay over to Siemens from the Tax Escrow Fund, by wire transfer of immediately available funds to a bank account of Siemens' designation, a percentage of the taxable earnings sufficient to pay any incremental income Taxes

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
imposed on Siemens as a result of such taxable earnings, as determined by Siemens, subject to the consent of the Stockholders' Representative, which consent shall not be unreasonably withheld.

         (b) Expense Release. To the extent that (i) Siemens incurs any costs or expenses in connection with any action, proceeding or claim relating solely to the Tax Matters, Siemens shall notify the Stockholders' Representative and the Tax Escrow Agent and upon receipt of such written notice executed by Siemens, the Tax Escrow Agent shall pay over to Siemens from the Tax Escrow Fund, by wire transfer of immediately available funds to a bank account of Siemens' designation, the amount set forth in such notice or (ii) the Stockholders' Representative incurs any costs or expenses in connection with any action, proceeding or claim relating solely to the Tax Matters that, together with all other costs and expenses incurred by the Stockholders' Representative in his capacity as such in connection with the transactions contemplated by the Merger Agreement and the Escrow Agreement, exceed the Stockholders' Representative Expense Amount actually paid to the Stockholders' Representative pursuant to the Merger Agreement, the Stockholders' Representative shall notify Siemens and the Tax Escrow Agent and upon receipt of such written notice executed by the Stockholders' Representative, the Tax Escrow Agent shall pay over to the Stockholders' Representative from the Tax Escrow Fund, by wire transfer of immediately available funds to a bank account of the Stockholders' Representative's designation, the amount set forth in such notice; provided, however, that prior to the Release Date, no amounts shall be released from the Tax Escrow Fund for the reimbursement of the costs or expenses of Siemens or the Stockholders' Representative unless such costs and expenses are characterized as Specified Losses (as such term is defined in the Insurance Policies).

         (c) Termination Date. The Tax Escrow Agent shall on the date that is no later than five business days following its receipt of a Resolution Certificate (the "Termination Date"), transfer from the Tax Escrow Fund to (i) Siemens, the amount of the assessment by the IRS for Federal Specified Losses (as defined in the Insurance Policies), together with any Other Income Tax assessments resulting solely from a settlement or compromise with the IRS or other Governmental Entity of the Tax Matters as set forth in the Resolution Certificate and (ii) to a separate sub-account (the "Release Account") an amount equal to (x) the remaining balance of the Tax Escrow Fund less (y) (A) the sum of the amounts released or to be released pursuant to paragraphs (a) and (b) above and (B) the fees and expenses of the Tax Escrow Agent to be deducted from the Tax Escrow Fund as set forth in Section 8. Funds (if any) deposited and held from time to time pursuant to this Agreement in the Release Account shall be released (i) first, to the extent the sum of (x) the Stockholders' Representative Expense Amount actually paid to the Stockholders' Representative pursuant to the Merger Agreement and (y) amounts released to the Stockholders' Representative pursuant to paragraph (b) above is less than $500,000, to the Stockholders' Representative in an amount equal to the amount by which such amount referred to in the immediately preceding classes (x) and (y) is less than $500,000 and (ii) second, to the extent of all remaining funds, to the former holders of Company Common Stock entitled thereto in accordance with the provisions of the Merger Agreement, as instructed in writing by the Stockholders' Representative. After all funds have been disbursed from the Escrow Account and the Release Account, this Agreement (other than Sections 6, 7 and 8) shall automatically terminate.

6. Duties and Obligations of the Tax Escrow Agent. The duties and obligations of the Tax Escrow Agent shall be limited to and determined solely by the provisions of this Agreement and the certificates delivered in accordance herewith, and the Tax Escrow Agent is not charged with knowledge of or any duties or responsibilities in respect of any other agreement or document (including the Merger Agreement, the RAR and the Insurance Policies). In furtherance and not in limitation of the foregoing:

         (a) the Tax Escrow Agent shall not be liable for any loss of interest or any penalty sustained or imposed as a result of investments, reinvestments, sales or liquidations made hereunder in accordance with the terms hereof, including any liquidation of any investment of the Tax Escrow Fund prior to its


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
maturity effected in order to make a payment (including any payment of taxes) required by the terms of this Agreement;

         (b) the Tax Escrow Agent shall be fully protected and shall incur no liability in relying in good faith upon any written certification, notice, direction, request, waiver, consent, receipt or other document that the Tax Escrow Agent reasonably believes to be genuine and duly authorized, executed and delivered (including, but not limited to, any documentation from the arbitration panel appointed pursuant to Section 7.7 of the Merger Agreement);

         (c) the Tax Escrow Agent shall not be liable for any error of judgment, or for any action taken, suffered or omitted by it, or for any mistake in fact or law, or for anything that it may do or refrain from doing in connection herewith; provided, however, that notwithstanding any other provision in this Agreement, (a) the Tax Escrow Agent shall be liable for its willful misconduct or gross negligence or breach of this Agreement; and (b) in no event shall the Tax Escrow Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Tax Escrow Agent has been advised of the likelihood of such loss or damage;

         (d) the Tax Escrow Agent may seek the advice of legal counsel selected with reasonable care in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the opinion of such counsel;

         (e) in the event that the Tax Escrow Agent shall in any instance, after seeking the advice of legal counsel pursuant to the immediately preceding clause, in good faith be uncertain as to its duties or rights hereunder, it shall be entitled to refrain from taking any action in that instance and its sole obligation, in addition to those of its duties hereunder as to which there is no such uncertainty and which are not impacted by such uncertainty, shall be to keep safely all property held in the Tax Escrow Fund until it shall be directed otherwise in writing by each of the parties hereto or by a final, nonappealable order of a court of competent jurisdiction; provided, however, in the event that the Tax Escrow Agent has not received such written direction or court order within 180 calendar days after requesting the same, it shall have the right to interplead Siemens and the Stockholders' Representative in any court of competent jurisdiction and request that such court determine its rights and duties hereunder;

         (f) the Tax Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through agents or attorneys selected with reasonable care; and

         (g) nothing in this Agreement shall be deemed to impose upon the Tax Escrow Agent any duty to qualify to do business in any jurisdiction other than the State of New York or to act as fiduciary or otherwise and the Tax Escrow Agent shall not be responsible for and shall not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

7. Cooperation. Siemens and the Stockholders' Representative shall provide to the Tax Escrow Agent all instruments and documents within their respective powers to provide that are necessary for the Tax Escrow Agent to perform its duties and responsibilities hereunder.

8. Fees and Expenses; Indemnity. The fees, costs and expenses of the Tax Escrow Agent for its services hereunder, including the preparation and delivery of all Form 1099s and other documentation required to be delivered by the IRS, shall be deducted by the Tax Escrow Agent directly from the Tax Escrow Fund prior to any payments or releases pursuant to Section 5; provided that in no event shall such fees exceed [$5,000] per year. Each of Siemens and the Stockholders' Representative, on behalf of the holders of Company Common Stock, shall reimburse and indemnify the Tax Escrow Agent for, and hold it harmless against, any loss, damages, judgment, fine, penalty, claim, demand, settlement, cost or expense, including but not limited to reasonable attorneys' fees, reasonably incurred by the Tax Escrow Agent in connection with the Tax Escrow Agent's acceptance and administration of this Agreement and its performance of its duties and obligations under this Agreement, as well as the reasonable costs and expenses of defending against any claim or liability relating to this Agreement; provided that notwithstanding the foregoing, neither Siemens nor the Stockholders' Representative shall be required to indemnify the Tax Escrow Agent for any such loss, liability, cost or expense arising as a result of the Tax Escrow Agent's willful misconduct or gross negligence or breach of this Agreement and provided, further that in no event shall the Stockholders' Representative, on behalf of the holders of the Company Common Stock, be responsible to reimburse, indemnify or hold the Tax Escrow Agent harmless against any liabilities with respect to income Taxes which, for purposes of this Agreement, are the sole responsibility of Siemens as provided in Section 3(b).

9. Proceeding Relating to Tax Matters. Notwithstanding anything to the contrary contained in the Merger Agreement, Siemens and the Stockholders' Representative hereby agree that the following shall apply with respect to all actions, proceedings and other claims relating solely to (or in the case of actions, proceedings and other claims not relating solely to but including Tax Matters, that portion of the action, proceeding or claim relating solely to) the Tax
Matters:

         (a) Until such time as the dollar amount of any dispute or claim with the IRS and any other Governmental Entity with respect to the Tax Matters is greater than the amounts then available in the Tax Escrow Fund (such amount being the "Indemnity Cushion"), the Stockholders' Representative shall have the right to conduct and control, through counsel of its own choosing, reasonably acceptable to Siemens, any action, proceeding or other claim relating solely to (or in the case of actions, proceedings and other claims not relating solely to but including Tax Matters, that portion of the action, proceeding or claim relating solely to) the Tax Matters, but Siemens may, at its election, participate in any such action, proceeding or claim at its sole cost and expense; provided, however, that if the Stockholders' Representative shall fail to promptly assume and thereafter diligently prosecute any such action, proceeding or claim, then Siemens may assume, through counsel of its own choosing, the control and conduct of such action, proceeding or claim, subject to the right of the Stockholders' Representative to participate therein as provided in Section 9(b). If the Stockholders' Representative has control of the action, proceeding or claim on the date of proposed settlement, the Stockholders' Representative may settle any action, proceeding or claim, the control and conduct of which it is entitled to hereunder, but only with the written consent of Siemens, such consent not to be unreasonably withheld or delayed.

         (b) Subject to the limitations and procedures contained in the Insurance Policies, from and after the first time the dollar amount of any dispute or claim with the IRS and any other Governmental Entity with respect to the Tax Matters is greater than the Indemnity Cushion, Siemens shall have the right to assume control and conduct, through counsel of its own choosing, reasonably acceptable to the Stockholders' Representative, of all pending actions, proceedings or other claims with respect to the Tax Matters (including actions, proceedings and claims whose defense hitherto has been controlled by the Stockholders' Representative) and thereafter to conduct and control, through counsel of its own choosing, reasonably acceptable to the Stockholders' Representative, any and all actions, proceedings and claims relating to the Tax Matters that may thereafter arise; provided, that the Stockholders' Representative may, at its election, continue to participate or participate, as the case may be, in any such action, proceedings or claim, at its sole cost and expense. Subject to the limitations and procedures contained in the Insurance Policies, Siemens may settle or otherwise compromise any action, proceeding or claim which they are entitled to control hereunder, but only with the prior written consent of the Stockholders' Representative, such consent not to be unreasonably withheld or delayed.

For purposes of clarification, Siemens and the Stockholders' Representative agree that in all actions, proceedings and claims not related solely to (and, in the case of actions, proceedings and other claims not relating solely to, but including Tax Matters, that portion of the action, proceeding or claim not relating solely to) the Tax Matters, the provisions of Section 7.6 of the Merger Agreement shall apply.

10.      Resignation and Removal of the Tax Escrow Agent.

         (a) The Tax Escrow Agent may resign as such 30 calendar days following the giving of prior written notice thereof to Siemens and the Stockholders' Representative. In addition, the Tax Escrow Agent may be removed and replaced on a date designated in a written instrument signed by Siemens and the Stockholders' Representative and delivered to the Tax Escrow Agent. Notwithstanding the foregoing, no such resignation or removal shall be effective until a successor escrow agent has acknowledged its appointment as such as provided in paragraph (c) below. In either event, upon the effective date of such resignation or removal and upon receipt by the Tax Escrow Agent of any fees, costs and expenses owed or due to it, if any, hereunder the Tax Escrow Agent shall deliver the property comprising the Tax Escrow Fund to such successor escrow agent, together with such records maintained by the Tax Escrow Agent in connection with its duties hereunder and other information with respect to the Tax Escrow Fund as such successor may reasonably request.

         (b) If a successor escrow agent shall not have acknowledged its appointment as such as provided in paragraph (c) below, in the case of a resignation, prior to the expiration of 30 calendar days following the date of a notice of resignation or, in the case of a removal, on the date designated for the Tax Escrow Agent's removal, as the case may be, because Siemens and the Stockholders' Representative are unable to agree on a successor escrow agent, or for any other reason, the Tax Escrow Agent may petition a court of competent jurisdiction to select a successor and any such resulting appointment shall be binding upon all of the parties to this Agreement.

         (c) Upon written acknowledgment by a successor escrow agent appointed in accordance with the foregoing provisions of this Section 10 of its agreement to serve as escrow agent hereunder and the receipt of the property then comprising the Tax Escrow Fund, the Tax Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Agreement, subject to the proviso contained in clause (iii) of Section 6, and such successor escrow agent shall for all purposes hereof be the Tax Escrow Agent.

11. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given if delivered personally or by facsimile transmission (promptly followed by a hard-copy delivered in accordance with this Section 11) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

                             If to Siemens or the Company, to:

                             Siemens Corporation
                             153 East 53rd Street
                             New York, New York  10021
                             Facsimile No.:  (212) 258-4945
                             Attn:  Legal Department

                             If to the Stockholders' Representative, to:

                             Dort A. Cameron, III

                             The Airlie Group
                             115 East Putnam Avenue
                             Greenwich, Connecticut  06830
                             Facsimile No.:  (203) 661-0479

                             If to the Tax Escrow Agent, to:

                             ChaseMellon Shareholder Services, L.L.C.
                             85 Challenger Road
                             Ridgefield Park, New Jersey  07660
                             Facsimile No.:  (201) 329-8931
                             Attention:  Terence Kivlehan

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

12. Certain Tax Matters. In accordance with Rev. Rul 73-451, 1973-2 C.B. 158, Rev. Rul 77-294, 1977-2 C.B. 173 (as amplified by Rev. Rul 79-91, 1979-1 C.B.
179), and Private Letter Ruling 8629038 (April 18, 1986) as supplemented by Private Letter Ruling 8640021 (July 1, 1986), Siemens and the Stockholders' Representative agree that the establishment of this Tax Escrow Fund amounts to a substantial restriction on the selling stockholders' rights to receive a portion of the purchase price under the Merger Agreement and neither party shall take an inconsistent position on any Tax Return or for any other Tax purpose unless required by applicable law.

13. Amendments, etc. This Agreement may be amended or modified, and any of the terms hereof may be waived, only by a written instrument duly executed by or on behalf of Siemens and the Stockholders' Representative and, with respect to any amendment that would adversely affect the Tax Escrow Agent, the Tax Escrow Agent. No waiver by any party of any term or condition contained of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof; provided, however, that all provisions regarding the rights, duties and obligations of the Tax Escrow Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

15. Business Day. For all purposes of this Agreement, the term "business day" shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

16. Miscellaneous. This Agreement is binding upon and will inure to the benefit of the parties hereto and their respective successors and permitted assigns. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof. This Agreement

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
may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

17. Dispute Resolution: Negotiation and Arbitration.

         (a) The parties hereto shall resolve any dispute arising out of or relating to this Agreement pursuant to the procedures set forth in Section 7.7 of the Merger Agreement.

         (b) Resolution of disputes under this Section 17 pursuant to the procedures set forth in Section 7.7 of the Merger Agreement shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 17 pursuant to Section 7.7 of the Merger Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.



                              SIEMENS CORPORATION


                              By:
                                    --------------------------------------------
                                    Name:  Gerald Wright
                                    Title: Executive Vice President and
                                           Chief Financial Officer




                              By:
                                    --------------------------------------------
                                    Name:  Michael Schiefen
                                    Title: Vice President, Corporate Development


                              ENTEX INFORMATION SERVICES, INC.


                              By:
                                    --------------------------------------------
                                    Name:
                                    Title:


                              By:
                                    --------------------------------------------
                                    Dort A. Cameron, III
                                    Stockholders' Representative


                              CHASEMELLON SHAREHOLDER
                              SERVICES, L.L.C.


                              By:
                                    --------------------------------------------
                                    Name:
                                    Title:

                                                                         ANNEX I


                             RESOLUTION CERTIFICATE


                                       to


                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.


                               as Tax Escrow Agent

         The undersigned, Siemens Corporation, a Delaware corporation ("Siemens") and Dort A. Cameron, III (the "Stockholders' Representative"), pursuant to Section 4(a) of the Escrow Agreement dated as of _______, 2000 among Siemens, Entex Information Services, Inc., a Delaware corporation, the Stockholders' Representative and you (terms defined in the Escrow Agreement have the same meanings when used herein), hereby:

         (a) certifies that (i) [the amount of $___________ is payable to Siemens] [no amount is owed to Siemens] pursuant to Section 4(a) of the Escrow Agreement by reason of the resolution of the Tax Matters and (ii) [the amount of $________ is to be released to the Release Account and is to be released to the former holders of Company Common Stock as set forth in Section 5(c) of the Escrow Agreement] [ no amount is to be released to the Release Account] [; and

         (b) instructs you to pay to Siemens from the Tax Escrow Fund the amount specified above, by wire transfer of immediately available funds to Siemens' account at _________________, __________________, _________, _________ (Account
No.:_________).]



                              SIEMENS CORPORATION


                              By:   ____________________________________________
                                    Name:
                                    Title:

Dated:  ____________, ____

                                                                       EXHIBIT A



                              REVENUE AGENT REPORT

                                                                       EXHIBIT B



                               INSURANCE POLICIES